Exhibit 2.2

Execution Version

ASSET PURCHASE AGREEMENT

between

CARLISLE TRANSPORTATION PRODUCTS, INC.,

CARLISLE INTANGIBLE COMPANY
(solely for the purposes of Sections 2.07(b)(v) and 3.07 hereof)

and

CTP TRANSPORTATION PRODUCTS, LLC

dated as of

October 20, 2013

i

ii

INDEX TO EXHIBITS

Exhibit A	—	Bill of Sale
Exhibit B	—	Assignment and Assumption Agreement
Exhibit C	—	Assignment and Assumption of Lease
Exhibit D	—	Owned Intellectual Property Assignment Agreement
Exhibit E	—	Pennsylvania Lease

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 20, 2013, is entered into between Carlisle Transportation Products, Inc., a Delaware corporation (“CTP”), Carlisle Intangible Company, a Delaware corporation (“CIC”), solely for purposes of Section 2.07(b)(v) and Section 3.07, and CTP Transportation Products, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Carlisle Companies Incorporated, a Delaware corporation (the “Company”), and Buyer have simultaneously herewith entered into that certain Master Transaction Agreement (the “MTA”), which contemplates entry into five purchase agreements between Buyer and the appropriate Subsidiary of the Company, including this Agreement, to effect the sale of the Company’s Transportation Products Business to Buyer;

WHEREAS, CTP is an indirect, wholly owned Subsidiary of the Company and is engaged in the Transportation Products Business;

WHEREAS, CIC is an indirect wholly owned subsidiary of the Company and the direct parent of CTP and owns the Owned Intellectual Property (as defined herein); and

WHEREAS, CTP wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from CTP, substantially all of the assets and certain liabilities of CTP related to the Transportation Products Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Collective Bargaining Agreement” means the agreement, dated April 1, 2010, by and between the Springfield Plant of Carlisle Engineered Transportation Solutions, Inc. of Springfield, MO and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union on behalf of its affiliate, Local Union No. 662, including any amendment, modification or replacement or successor agreement thereof as may be in effect as of the CTP Closing Date (provided, that any such amendment, modification or replacement or successor agreement shall have been made in consultation with Buyer).

“CTP Executive Incentive Agreement” means that compensation program for certain employees of CTP set forth in the memorandum from D. Christian Koch to Kevin G. Forster, dated August 26, 2013.

“Customs Duties” means any duties, fees or Taxes that attach upon entry into a country for entries of merchandise, whether or not such duties, fees or Taxes have been paid, (i) with respect to the United States, pursuant to HTSUS or any other Law, including any such duties, fees and Taxes that are voluntarily tendered to a Governmental Authority and any monies required by or paid to a Governmental Authority pursuant to 19 U.S.C. 1592(d); and (ii) with respect to any other country, pursuant to any applicable tariff schedules or Law of such country.

“Customs Laws” means any Law or administrative decision, proviso or license restriction having the force of Law concerning the importation or exportation of merchandise.

“Employees” means those Persons, whether active or on leave of absence (including due to disability, but excluding employees that have been laid off or have been given notice of a lay-off and for which no recall from lay-off has been made), employed by CTP immediately prior to the CTP Closing and engaged in the Transportation Products Business.

“Environmental Law” means any applicable Law or Governmental Order relating to pollution, contamination, or the protection of the environment or natural resources, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or lands or otherwise relating to the use, treatment, storage, labeling, release, processing, disposal, transport or handling of Hazardous Materials (or their effects on human health and welfare), including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the California Safe Drinking Water and Toxic Enforcement Act of 1986 (Cal. Health & Safety Code. § 25249.5 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas which is regulated by any Governmental Authority, including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance” under any provision of Environmental Law.

“HTSUS” means the Harmonized Tariff Schedule of the United States.

“Inbound Intellectual Property Contracts” means all licenses, sublicenses and other Contracts by or through which other Persons, including Affiliates of an IP Party, grant an IP Party exclusive or non-exclusive rights or interests in or to any Intellectual Property that is necessary to or used exclusively for the Transportation Products Business.

“Inbound Licensed Intellectual Property” means all Intellectual Property that is necessary to or used exclusively for the Transportation Products Business and is licensed by other Persons to an IP Party pursuant to an Inbound Intellectual Property Contract.

“Intellectual Property” means the intellectual property rights embodied or disclosed in all (a) United States, foreign and international patents, patent applications and statutory invention registrations, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademark, service marks, trade dress, logos, trade names, corporate names, uniform resource locator addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith (“Trademarks”); (c) copyrights, rights in mask works (as defined in 17 U.S.C §901) and in works of authorship of any type, including software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith (“Copyrights”); and (d) trade secrets, know-how, inventions (including all invention disclosures) and other confidential or proprietary technical, business and other information, including, manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof (“Trade Secrets”).

“Intellectual Property Contracts” means the Inbound Intellectual Property Contracts and the Outbound Intellectual Property Contracts.

“IP Parties” means CIC and CTP.

“Knowledge of CTP” or “CTP’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.1(a) of the Disclosure Schedule after reasonable inquiry.

“Knowledge of IP Parties” or “IP Parties’ Knowledge” means the actual knowledge of Michael Roberson and those persons listed on Section 1.1(a) of the Disclosure Schedule, in each case, after reasonable inquiry.

“Licensed Intellectual Property” means the Inbound Licensed Intellectual Property and the Outbound Licensed Intellectual Property.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Transportation Products Business as conducted by CTP.

“Outbound Intellectual Property Contracts” means all licenses, sublicenses and other Contracts by or through which other Persons, including Affiliates of an IP Party, obtain from an IP Party any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is necessary for the Transportation Products Business.

“Outbound Licensed Intellectual Property” means all Intellectual Property that is necessary for the Transportation Products Business and is licensed by an IP Party to other Persons pursuant to an Outbound Intellectual Property Contract.

“Owned Intellectual Property” means all Intellectual Property that is necessary to or used exclusively for the Transportation Products Business and is owned by an IP Party, except for any Company Group Names.

“Pennsylvania Distribution Center” means the distribution facility and real estate located at 1501 Ritner Highway, Carlisle, Pennsylvania 17013.

“Real Property” means all real property owned, leased or subleased by or to CTP, together with all buildings, structures, improvements and facilities located thereon.

“Registered Owned Intellectual Property” means all Owned Intellectual Property that is the subject of a pending patent application or issued patent, pending trademark application or trademark registration, registered copyright, or registered domain name.

“Release” means any releasing, spilling, leaking, pumping, injecting, disposing, dispersing, emitting, discharging, depositing, escaping, leaching, dumping of Hazardous Materials.

“TP Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Transaction Documents” means this Agreement, the MTA, the Bill of Sale, the Assignment and Assumption Agreement, Assignment and Assumption of Leases, the other Sub-Agreements, the Pennsylvania Lease, the TP Intellectual Property Assignment Agreement, the Transition IT Services Agreement, the Trademark License Agreement and the other agreements, instruments and documents required to be delivered at the CTP Closing or the Closing.

In addition to the terms defined in this Article I and in the MTA, the following terms shall have the respective meanings assigned thereto in the Sections of this Agreement indicated below:

Term	Section
Accrued Liability	Section 5.04(d)
Affected Participants	Section 5.04(b)
Agreement	Preamble
Allocation Schedule	Section 2.05(b)
Assigned Contracts	Section 2.01(c)
Assignment and Assumption Agreement	Section 2.07(b)(ii)
Assignment and Assumption of Lease	Section 2.07(b)(iv)
Assumed Liabilities	Section 2.03
Bill of Sale	Section 2.07(b)(i)
Benefit Plan	Section 3.12(a)
Buyer	Preamble
Buyer Benefit Plans	Section 5.03(c)

Buyer Closing Certificate	Section 6.03(c)
Buyer DB Plan	Section 5.04(b)
Company	Recitals
Company 401(k) Plans	Section 5.03(d)
Company DB Plan	Section 5.04(a)
CTP	Preamble
CTP Assets	Section 2.01
CTP Closing	Section 2.06(a)
CTP Closing Certificate	Section 6.02(c)
CTP Closing Date	Section 2.07(a)
CTP Purchase Price	Section 2.05(a)
Disclosure Schedule	Article III
ERISA Affiliate	Section 2.02
Excluded Assets	Section 2.02
Excluded Liabilities	Section 2.04
Excluded Shares	Section 2.02(c)
Existing Liabilities	Section 5.12(a)
FIRPTA Certificate	Section 6.02(d)
Insurance Coverage	Section 5.12(a)
Insurance Coverage Claim	Section 5.12(a)
Insurance Policies	Section 3.08
Leased Real Property	Section 3.05(a)
Leases	Section 3.05(a)
Material Contracts	Section 3.04(a)
MTA	Recitals
Owned Real Property	Section 3.05(a)
Pennsylvania Lease	Section 6.01(c)
Permitted Encumbrances	Section 3.05(b)
Products	Section 3.15(a)
Qualified Benefit Plan	Section 3.12(b)
Reimbursed Amounts	Section 5.12(b)
Safety Standards	Section 3.15(a)
Tangible Personal Property	Section 2.01(d)
TP Intellectual Property Assignment Agreement	Section 2.07(b)(v)
Transferred Employees	Section 5.03(a)
Union	Section 5.03(a)
WARN	Section 3.13(f)

In addition to the terms defined in this Article I and throughout this Agreement, capitalized terms not defined herein shall have the meaning set forth in the MTA.

ARTICLE II
PURCHASE AND SALE

Section 2.01         Purchase and Sale.  Subject to the terms and conditions set forth in the MTA and this Agreement, at the CTP Closing, CTP shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from CTP, for the consideration specified in Section

2.05, free and clear of all Encumbrances other than Permitted Encumbrances, all of CTP’s right, title and interest in, to and under all of the assets, properties, rights, claims and Contracts of CTP that are used in or related to the Transportation Products Business (collectively, the “CTP Assets”), including, without limitation, the following:

(a)           all accounts or notes receivable, including those referred to in clause (i) of Section 5.15 of the MTA;

(b)           all inventory (including in transit), finished goods, raw materials, work in progress, packaging, supplies, parts, components and other inventories used in or relating to the Transportation Products Business (including the manufacture, sale or distribution of Products);

(c)           all Contracts of CTP, including the Contracts set forth on Section 2.01(c) of the Disclosure Schedule, all Intellectual Property Contracts, the leases for personal property of CTP and the leases for real property of CTP set forth on Section 3.05(a) of the Disclosure Schedule, but excluding the Contracts set forth on Section 2.02(b) of the Disclosure Schedule (collectively, the “Assigned Contracts”);

(d)           all furniture, fixtures, equipment, network and telecommunications equipment, computers and peripherals, mobile devices, phones, vehicles, machinery, leasehold improvements, supplies and other tangible personal property used in the Transportation Products Business or used by any Transferred Employee, including such property listed on Section 2.01(d) of the Disclosure Schedule (the “Tangible Personal Property”);

(e)           all Owned Real Property (other than the Pennsylvania Distribution Center), together with all improvements situated thereon and all easements, licenses and other rights with respect thereto;

(f)            all Permits of CTP (to the extent transferable), including the Permits set forth on Section 2.01(f) of the Disclosure Schedule, subject to Section 2.06;

(g)           all prepaid expenses or items, credits, advance payments, security, deposits, rebates, set-offs, charges, sums and fees of CTP (other than those Tax assets described in Section 2.02(h)), including those set forth on Section 2.01(g) of the Disclosure Schedule;

(h)           all of CTP’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any CTP Assets;

(i)            originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, warranty and recall records, research and development files, manuals, instructions, schematics, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements, marketing and promotional surveys, literature, material, and research, that primarily relate to the Transportation Products Business or the CTP Assets, other than books and records set forth in Section 2.02(e), and rights against other Persons (excluding CTP and its Affiliates, other than with respect to claims arising under Article VII of the MTA or the corresponding indemnification provisions of each Sub-Agreement) in respect of any of the foregoing;

(j)            all goodwill and the going concern value of the Transportation Products Business, excluding the Excluded Assets; and

(k)           any claim, remedy, warranty, indemnity, right to any proceeding or other right against third parties related to the items described in clauses (a) through (j) above, excluding claims and proceedings set forth on Section 2.02(i) of the Disclosure Schedule.

Section 2.02         Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the following assets shall be excluded from the CTP Assets (the “Excluded Assets”) and Buyer shall not acquire any right, title or interest therein:

(a)           all cash and cash equivalents of CTP, bank accounts and securities of CTP;

(b)           the Contracts set forth on Section 2.02(b) of the Disclosure Schedule;

(c)           all capital stock or other equity interests held by CTP in the following Subsidiaries: (i) Pulidora SA de CV, (ii) Carlisle CV Holdings LLC, (iii) Shenzhen LLC, and (iv) 8027293 Canada Inc. (the “Excluded Shares”);

(d)           the real property and improvements comprising the Pennsylvania Distribution Center and certain assets relating thereto, each as set forth on Section 2.02(d) of the Disclosure Schedule;

(e)           the corporate seals, organizational documents, minute books, stock books, Tax Returns, or other records relating primarily to the corporate organization of CTP, all employee-related or employee benefit-related files or records, other than files or records related to the Transferred Employees, and any other books and records which CTP is prohibited from transferring to Buyer under applicable Law and is required by applicable Law to retain; provided, however, that Buyer shall be entitled to copies of all such files, books and records (to the extent related to the Transportation Products Business and permitted by applicable Law);

(f)            subject to Section 5.12, all rights to applicable claims and proceeds under insurance policies held by the Company on behalf of CTP;

(g)           subject to Section 5.03 and Section 5.04, all Benefit Plans and trusts or other assets attributable thereto;

(h)           all Tax assets (including duty and Tax refunds and prepayments) of CTP or any of its Affiliates arising in or incurred with respect to a Taxable Period or portion of a Taxable Period ending on or prior to the Closing Date;

(i)            all rights to any action, suit or claim set forth on Section 2.02(i) of the Disclosure Schedule of any nature being pursued by CTP, whether arising by way of counterclaim or otherwise;

(j)            the assets, properties and rights specifically set forth on Section 2.02(j) of the Disclosure Schedule; and

(k)           the rights which accrue or will accrue to CTP under the Transaction Documents.

Section 2.03         Assumed Liabilities.  Subject to the terms and conditions set forth herein, on or after the CTP Closing, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of CTP arising out of or relating to the CTP Assets solely to the extent arising or related thereto, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including, without limitation, the following liabilities:

(a)           all trade accounts payable of CTP to third parties in connection with the Transportation Products Business that remain unpaid as of the CTP Closing Date to the extent reflected in Net Working Capital, and the intercompany accounts payable referred to in clause (i) of Section 5.15 of the MTA;

(b)           all liabilities and obligations arising under or relating to the Assigned Contracts, excluding any obligations or liabilities that relate to a breach of an Assigned Contract by CTP that occurred or arose prior to the CTP Closing;

(c)           all liabilities and obligations relating to the Benefit Plans set forth in Section 2.03(c) of the Disclosure Schedule relating to employees engaged at CTP’s Springfield Plant and administration of such plans going forward;

(d)           except as specifically provided in Section 5.03, all other liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising after the CTP Closing;

(e)           all liabilities and obligations for (i) Taxes relating to the Transportation Products Business of CTP or the CTP Assets arising in or incurred with respect to any Taxable Period or portion of a Taxable Period beginning after the CTP Closing Date, and (ii) Taxes for which Buyer is liable pursuant to Section 5.07 of the MTA;

(f)            all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Transportation Products Business and the CTP Assets on or after the CTP Closing;

(g)           all liabilities taken into account for calculating the Net Working Capital or any negative adjustment to the Aggregate Purchase Price pursuant to Section 2.05 of the MTA; and

(h)           all liabilities and obligations of CTP set forth on Section 2.03(h) of the Disclosure Schedule.

Section 2.04         Excluded Liabilities.  CTP will retain, and Buyer shall not assume and shall not be responsible to pay, perform or discharge, any of the following liabilities and obligations of CTP (collectively, the “Excluded Liabilities”) following the CTP Closing:

(a)           any liabilities or obligations relating to or arising out of the Excluded Assets or that are not related to or arising out of the CTP Assets;

(b)           except as specifically provided in Section 5.03, any liabilities or obligations of CTP relating to or arising out of (i) the employment or termination of employment of any Employee prior to and on the CTP Closing Date regardless of when reported or (ii) workers’ compensation claims of any Employee which relate to events occurring prior to and on the CTP Closing Date;

(c)           any liabilities or obligations for (i) Taxes relating to the Transportation Products Business of CTP or the CTP Assets arising in or incurred with respect to any Taxable Period or portion of a Taxable Period ending on or prior to the CTP Closing Date, and (ii) any other Taxes of CTP for any Taxable Period (other than Taxes allocated to Buyer under Section 2.03(e) and Section 5.07 of the MTA and Taxes accrued and reflected in the calculation of Net Working Capital);

(d)           except as specifically provided in Section 2.03(c) and in connection with the Collective Bargaining Agreement, any liabilities or obligations related to the Benefit Plans;

(e)           any liabilities or obligations of CTP arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(f)            any actions, complaints, suits, claims, audits, investigations or other legal proceedings pending or threatened as of the Closing Date either (x) against or brought by CTP or its Subsidiaries or (y) otherwise related to the operation of the Transportation Products Business prior to the CTP Closing Date, including the matters set forth on Section 3.09(a) of the Disclosure Schedule;

(g)           any liabilities or obligations of CTP set forth on Section 2.04(g) of the Disclosure Schedule;

(h)           any liabilities or obligations that relate to a breach of an Assigned Contract by CTP that occurred or arose prior to or on the CTP Closing Date;

(i)            any liabilities or obligations arising out of or related to any termination or lay off of employees of CTP or its Subsidiaries prior to the Closing Date;

(j)            any liabilities or obligations that relate to Hazardous Materials at, in or under or that have been Released to or from any real property owned or leased for use in the conduct of the Transportation Products Business, other than the Owned Real Property or the Leased Real Property; and

(k)           any liabilities or obligations relating to or arising out of the intercompany accounts referred to in clause (ii) of Section 5.15 of the MTA.

Section 2.05         Purchase Price and Allocation.

(a)           The aggregate purchase price for the CTP Assets shall be the Allocated Price designated for the CTP Assets as set forth in Section 2.02(b)(i) of the MTA (the “CTP Purchase Price”), plus the assumption of the Assumed Liabilities.  The CTP Purchase Price shall be paid and is subject to adjustment in accordance with the terms of the MTA.

(b)           Within 90 days after the CTP Closing Date, Buyer shall deliver a schedule allocating the CTP Purchase Price (including any Assumed Liabilities treated as consideration for the CTP Assets for Tax purposes) to and among the CTP Assets (the “Allocation Schedule”).  The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code.  The Allocation Schedule prepared by Buyer shall be deemed final unless the Company or CTP notifies Buyer in writing that the Company or CTP objects to one or more items reflected in the Allocation Schedule within 30 days after delivery of the Allocation Schedule to the Company or CTP.  In the event of any such objection, the Company and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Company and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days after the delivery of the Allocation Schedule to CTP or the Company, such dispute shall be resolved by the Independent Accounting Firm or, if the Independent Accounting Firm is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and the Company.  The decision of the Independent Accounting Firm shall be final and binding upon the Company and Buyer, and the decision of the Independent Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.  In the event the Company and Buyer submit any such dispute to the Independent Accounting Firm for resolution, the Company and Buyer shall each pay their own costs and expenses incurred under this Section 2.05 and one-half of the fees and costs of the Independent Accounting Firm.  CTP and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.  Neither CTP nor Buyer shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law.

Section 2.06         Non-assignable Assets.

(a)           Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.06, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any CTP Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the CTP Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VI, the CTP Closing shall occur notwithstanding the foregoing without any adjustment to the CTP Purchase Price on account thereof. Following the CTP Closing, CTP and Buyer shall use commercially reasonable best efforts, and CTP and Buyer shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to transfer or assign such CTP Assets and to novate all liabilities and obligations under any and all Assigned

Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely entitled to the rights and benefits under, and responsible for such liabilities and obligations, from and after the CTP Closing Date; provided, however, that Buyer shall not be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, CTP shall sell, assign, transfer, convey and deliver to Buyer the relevant CTP Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.  Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 5.07(h) of the MTA.

(b)           To the extent that any CTP Asset and/or Assumed Liability cannot be transferred to Buyer following the CTP Closing pursuant to this Section 2.06, Buyer and CTP shall use commercially reasonable best efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such CTP Asset and/or Assumed Liability to Buyer as of the CTP Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for CTP pay, perform and discharge fully the liabilities and obligations of CTP thereunder from and after the CTP Closing Date.  To the extent permitted under applicable Law, CTP shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such CTP Asset and all income, proceeds and other monies received by CTP to the extent related to such CTP Asset in connection with the arrangements under this Section 2.06.  CTP shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such CTP Assets.  Notwithstanding anything herein to the contrary, the provisions of this Section 2.06 shall not apply to any consent or approval required under any Antitrust Law, which consent or approval shall be governed by Section 5.04 of the MTA.

Section 2.07         Closing; Transactions to be Effected at the CTP Closing.

(a)           Subject to the terms and conditions set forth in the MTA and this Agreement, the purchase and sale of the CTP Assets contemplated hereby shall take place at a closing (the “CTP Closing”) to be held at the same time and place as the Closing as specified in the MTA (the day on which the CTP Closing takes place being the “CTP Closing Date”).

(b)           At the CTP Closing, CTP shall deliver to Buyer:

(i)            a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by CTP, transferring the tangible personal property included in the CTP Assets to Buyer;

(ii)           an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by CTP, effecting the assignment to and assumption by Buyer of the CTP Assets (other than the Owned Real Property and the Leased Real Property) and the Assumed Liabilities;

(iii)          with respect to each parcel of Owned Real Property (other than the Pennsylvania Distribution Center), a special warranty deed, in form satisfactory to the parties hereto and duly executed and notarized by CTP;

(iv)          with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit C (each, an “Assignment and Assumption of Lease”), duly executed by CTP and, if necessary, CTP’s signature shall be witnessed and/or notarized;

(v)           the Intellectual Property Assignment Agreement in the form of Exhibit D hereto (the “Owned Intellectual Property Assignment Agreement”) and duly executed by CIC, transferring the Owned Intellectual Property to Buyer;

(vi)          the CTP Closing Certificate;

(vii)         the FIRPTA Certificate;

(viii)        all other agreements, documents, instruments or certificates required to be delivered by CTP at or prior to the CTP Closing pursuant to Section 6.02 of this Agreement; and

(ix)          such other customary affidavits, certificates, instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement (including to the extent reasonably required by the title company).

(c)           At the CTP Closing, Buyer shall:

(i)            deliver to the Company all payments described in Section 2.04(b)(i) of the MTA;

(ii)           deliver to CTP the Assignment and Assumption Agreement duly executed by Buyer;

(iii)          deliver to CTP with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;

(iv)          deliver to CIC the TP Intellectual Property Assignment Agreement;

(v)           deliver to CTP the Buyer Closing Certificate; and

(vi)          deliver to CTP all agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the CTP Closing pursuant to Section 6.03 of this Agreement.

(d)           Upon payment by Buyer of the amounts described in Section 2.07(c)(i) above, Buyer shall be deemed, for all purposes, to have satisfied in full the obligations of Buyer to pay any amount due pursuant to this Agreement (other than any amounts that may be due pursuant to

Section 2.05 or Article VII of the MTA, if any) and Buyer shall have no further obligation to any Person for such payments.

(e)           All items delivered by the parties at the CTP Closing (including items delivered pursuant to Article VI) will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CTP

CTP hereby represents and warrants to Buyer that, except as set forth on the Disclosure Schedule delivered by CTP to Buyer on the date hereof (the “Disclosure Schedule”), as of the date of this Agreement:

Section 3.01         Organization, Authority and Qualification of CTP.  CTP is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  CTP has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which CTP is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by CTP of this Agreement and the other Transaction Documents to which CTP is a party, the performance by CTP of its obligations hereunder and thereunder and the consummation by CTP of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of CTP and no additional corporate authorization or stockholder consent is required in connection therewith.  This Agreement and the other Transaction Documents to which CTP is a party have been duly executed and delivered by CTP, and (assuming due authorization, execution and delivery by Buyer) this Agreement and each of the other Transaction Documents to which CTP is a party each constitutes a legal, valid and binding obligation of CTP, enforceable against CTP in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  CTP has made available to Buyer prior to the date hereof complete and correct copies of its certificate of incorporation and bylaws, as amended and in effect as of the date hereof.  CTP has all necessary corporate power and authority to own, operate or lease the CTP Assets owned, operated or leased by it and to carry on its portion of the Transportation Products Business as currently conducted.  CTP is duly licensed or qualified to do business and is in good standing in each jurisdiction set forth in Section 3.01 of the Disclosure Schedule, and each other jurisdiction in which the properties owned or leased by it or the operation of its portion of the Transportation Products Business as conducted on the date hereof makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.  Except for Carlisle Canada, the Subsidiaries of CTP do not conduct, and in the past five years have not conducted, the Transportation Products Business and do not hold, own or license any of the assets (whether personal, intangible, or real property) or Permits and are not parties to any Contract (including any guarantee of any member of the Company Group) with respect to, used in, or necessary to operate, the Transportation Products Business.

Section 3.02         No Conflicts; Consents.  The execution, delivery and performance by CTP of this Agreement and the Transaction Documents to which CTP is a party, and the consummation of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated by the MTA, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or bylaws of CTP; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to CTP, the Company or any Subsidiary of the Company or CTP; or (c) except as set forth in Section 3.02 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or give rise to any right of termination or acceleration with respect to (with or without the lapse of time or the giving of notice) of any (i) Material Contract or (ii) any other Contract, except in the case of clause (ii) where the violation, breach, conflict, default, acceleration, termination or failure to give notice would not, in the aggregate, have a Material Adverse Effect.  No consent, approval, Permit, Governmental Order, declaration, registration or filing with, or notice to, any Governmental Authority is required by or with respect to CTP in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which CTP is a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act or any other Antitrust Law and as set forth in Section 3.02 of the Disclosure Schedule and such consents, approvals, Permits, Governmental Orders, declarations, registrations, filings or notices the failure of which to be obtained or made would not, individually or in the aggregate, be material to the Transportation Products Business as conducted by CTP.

Section 3.03         Absence of Certain Changes, Events and Conditions.  Except as expressly contemplated by this Agreement or the MTA or as set forth on Section 3.03 of the Disclosure Schedule, from the Balance Sheet Date until the date of this Agreement, CTP has operated in the Ordinary Course of Business in all material respects and there has not been any (whether effected by CTP directly or indirectly):

(a)           Material Adverse Effect;

(b)           amendment of the certificate of incorporation or bylaws or other similar organizational documents of CTP;

(c)           split, combination or reclassification of any shares of the capital stock of CTP;

(d)           issuance, sale or other disposition of any of the capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the capital stock of CTP;

(e)           declaration or payment of any dividends or distributions on or in respect of any of the capital stock of CTP (other than dividends or distributions declared or paid by CTP in the Ordinary Course of Business) or redemption, purchase or acquisition of the capital stock of CTP;

(f)            material change in any method of accounting or accounting practice of CTP, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g)           incurrence, assumption or guarantee by CTP of any Indebtedness in an aggregate amount exceeding $100,000, except borrowings under existing credit facilities set forth in the Disclosure Schedule and any Indebtedness which constitutes Closing Indebtedness;

(h)           sale, lease, license, encumbrance (other than those arising by operation of law), transfer or other disposition of any of the assets shown or reflected on the Interim Balance Sheet, except sales of inventory in the Ordinary Course of Business and except for assets having an aggregate value of less than $100,000 during such period of time;

(i)            increase in the compensation, bonuses, termination pay, or other material benefits of Employees, except (A) as required under applicable Law or existing collective bargaining agreements or the Contracts set forth on Section 3.04(a)(viii) of the Disclosure Schedule, (B) as required pursuant to the Benefit Plans, or (C) salary and bonuses with respect to Employees, which were made in the Ordinary Course of Business;

(j)            adoption, amendment or modification, in each case, except as required by Law, of any Benefit Plan;

(k)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof by CTP;

(l)            adoption of any plan of merger, consolidation, reorganization, complete or partial liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law by or against CTP;

(m)          entry into any material Tax election related to the Transportation Products Business or the CTP Assets or consent to any extension of the limitations period for the assessment of any Tax related to the Transportation Products Business or the CTP Assets;

(n)           cancellation or termination of its current insurance policies or lapse in coverage thereunder, except for such terminations, cancellations or lapses in which replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are substituted;

(o)           termination (including through failing to exercise renewal rights) or waiver of any material rights with respect to any Material Contract or entry into a new Material Contract (including through renewing an existing Contract), except customer and supplier Contracts made or renewed in the Ordinary Course of Business;

(p)           entry into any agreement containing any provision or covenant restricting in any material respect the Transportation Products Business;

(q)           lapse or abandonment of or failure to maintain any TP Intellectual Property (except in the Ordinary Course of Business) or the license, assignment, sale or transfer of the TP Intellectual Property;

(r)            settlement of any material litigation, investigation, arbitration, proceeding or other claim involving or against CTP or the Transportation Products Business, other than settlements, offers or proposals to settle made in the Ordinary Course of Business;

(s)            obligation or liability with respect to capital expenditures that require amounts greater than $4,000,000 in the aggregate to be expended after the CTP Closing Date;

(t)            loans, advances or capital contributions by CTP to, or investments by CTP in, any other Person, other than in the ordinary course of business and having an aggregate value of less than $100,000; or

(u)           agreement by CTP to do any of the foregoing, or any action or omission by CTP that would result in any of the foregoing.

Section 3.04         Material Contracts.

(a)           Section 3.04(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of all Contracts, including any written amendments or modifications in effect thereto, of the following nature (x) by which any of the CTP Assets are bound or affected or (y) to which CTP is a party and which relates to the Transportation Products Business (together with all Leases listed in Section 3.05(a)(ii) of the Disclosure Schedule, collectively, the “Material Contracts”):

(i)            any Contract involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof (excluding any Contract for employment), which, in each case, cannot be cancelled by CTP without penalty on less than 90 days’ notice;

(ii)           any Contract that relates to the sale of any assets, other than sales of inventory in the Ordinary Course of Business, for consideration in excess of $100,000 and (A) that has been entered into since January 1, 2012 or (B) under which CTP has ongoing obligations;

(iii)          any Contract that relates to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), (A) that has been entered into since January 1, 2012 or (B) under which CTP has ongoing obligations;

(iv)          except for Contracts relating to trade receivables, any Contract relating to Indebtedness (including, without limitation, guarantees), excluding Contracts having an outstanding principal amount, individually or in the aggregate, of less than $100,000;

(v)           any Contract between or among CTP on the one hand and the Company or any Affiliate of the Company (other than CTP) on the other hand;

(vi)          any collective bargaining agreement or Contract with any labor organization, union or association;

(vii)         any Contract that obligates CTP not to compete with any business, or to conduct any business with only certain parties, or which otherwise restrains or prevents CTP from carrying on any lawful business in any geographic area or which contains a non-solicitation, exclusive dealing or most favored nations provision or similar covenants;

(viii)        any Contract that relates to employment, compensation, severance, consulting, retention, transaction, change in control or similar Contract between CTP and any of its officers, directors or other Employees or consultants of CTP who constitute Employees, excluding at will employment agreements that are terminable by CTP with no penalty on less than 60 days’ notice;

(ix)          any Contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments in excess of $100,000, and are not otherwise included in the capital expenditure budget of CTP set forth on Section 3.04(a)(ix) of the Disclosure Schedule;

(x)           any Contract under which CTP has granted or received a license or sublicense or under which CTP is obligated to pay or has the right to receive a royalty, license fee or similar payment (excluding off-the-shelf or “shrink wrap” software license Contracts and any license Contract requiring annual payments of less than $50,000);

(xi)          any Contract involving the payment by CTP of any earn-out, deferred or contingent payment that remains outstanding;

(xii)         any Contract with a Material Customer or Material Supplier;

(xiii)        any development, sales representative, marketing, manufacturer’s representative or distribution Contract, or Contract where CTP is required to pay royalties or commissions, in each case, relating to the Transportation Products Business; and

(xiv)        any Contract that is a joint venture or partnership Contract or a limited liability company operating agreement, in each case relating to the Transportation Products Business.

(b)           Each Material Contract is legal, valid, binding, and enforceable against CTP and, to CTP’s Knowledge, each other party to such Material Contract, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity).  Neither CTP nor, to CTP’s Knowledge, any other party to any Material Contract, is in material breach or material default under any Material Contract.  CTP has made available to Buyer a complete and correct copy of each of the Material Contracts.  Neither CTP nor the Company Group has received written notice from any party to a Material Contract of any material breach or default or that such party intends to materially modify, cancel or terminate a Material Contract.

Section 3.05         Real Property.

(a)           Section 3.05(a) of the Disclosure Schedule lists: (i) the street address of each parcel of real property owned by CTP (collectively, the “Owned Real Property”); and (ii) the street address of each parcel of real property leased by CTP (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each parcel of Leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

(b)           CTP has good and marketable fee simple title to the Owned Real Property and a valid leasehold interest in the Leased Real Property.  All such properties (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)            those items set forth in Section 3.05(b) of the Disclosure Schedule;

(ii)           Encumbrances securing the Closing Indebtedness attributable to CTP;

(iii)          Encumbrances for Taxes (A) not yet due and payable or (B) being contested in good faith by appropriate procedures and that are reserved on the Balance Sheet if so required in accordance with GAAP;

(iv)          mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business;

(v)           zoning ordinances and other similar encumbrances arising from generally applicable Law affecting Real Property;

(vi)          other than with respect to Owned Real Property, liens arising under equipment leases with third parties entered into in the Ordinary Course of Business;

(vii)         with respect to Real Property, any imperfections of title or Encumbrances that are identified by either or both a commitment for title insurance for or a survey of the Real Property in question; or

(viii)        other imperfections of title, if any, that would not be material to the Transportation Products Business as conducted by CTP.

(c)           All buildings, structures, fixtures, building systems and equipment located at the Owned Real Property and Leased Real Property, taken as a whole, are sufficient for the operation of CTP’s portion of the Transportation Products Business conducted at such location, and, to CTP’s Knowledge, there are no material physical defects, including any structural defects, or conditions, in the aggregate, that would preclude or materially limit such property from operating the manufacturing, distribution, warehouse and other uses of CTP’s portion of the Transportation Products Business conducted at such location taken as a whole.  There are no pending or, to CTP’s Knowledge, threatened condemnation, eminent domain proceedings, or assessments that affect any Owned Real Property or any Leased Real Property, and neither CTP nor its Subsidiaries have in the past three years received any written notice of the intention of any Governmental Authority or other Person to take any Owned Real Property or any Leased Real Property.  To CTP’s Knowledge, the Owned Real Property does not violate in any material respect, and all improvements are constructed in compliance with, in all material respects, applicable Laws, including any building, zoning and fire codes.

Section 3.06         Title to Assets; Sufficiency of Assets.  CTP has good title to, or a valid leasehold interest in, all CTP Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.  The CTP Assets are reflected in the Interim Balance Sheet, other than assets that were sold or acquired in the Ordinary Course of Business since the Interim Balance Sheet Date.  The material items of tangible personal property included in the CTP Assets that are currently being used in the operation of CTP’s portion of the Transportation Products Business are, in all material respects, in reasonable working order, ordinary wear and tear excepted.  Except for the assets and services to be provided to Buyer under the Ancillary Agreements, the CTP Assets will constitute, as of the CTP Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary and sufficient to enable Buyer to (a) own and use the CTP Assets in the manner in which the CTP Assets have been used prior to the date hereof and are currently being used by CTP to conduct CTP’s portion of the Transportation Products Business and perform CTP’s obligations under the Assigned Contracts, and (b) conduct CTP’s portion of the Transportation Products Business immediately following the CTP Closing in the manner in which CTP’s portion of the Transportation Products Business is currently conducted.  Except for the services to be provided under the Ancillary Agreements, none of the Excluded Assets are material to or necessary for CTP’s portion of the Transportation Products Business as presently conducted.  Section 3.06 of the Disclosure Schedule sets forth a list of all assets, properties, rights, claims, Contracts, Permits and business that are used in or relate to the Transportation Products Business and that are Excluded Assets.

Section 3.07         Intellectual Property.

(a)           Section 3.07(a) of the Disclosure Schedule contains a complete and accurate list of all: (i) Registered Owned Intellectual Property; (ii) Inbound Intellectual Property Contracts, provided that off-the-shelf, off-the-cloud, or shrink-wrap software licensed for a one-time fee or that have annual fees, in each case of $50,000 or less, need not be listed; and (iii) Outbound Intellectual Property Contracts.  The IP Parties exclusively own the entire right, title and interest in and to all Registered Owned Intellectual Property free and clear of all Liens (other than Permitted Liens) and have the right to use all Licensed Intellectual Property.  The Registered Owned Intellectual Property and the Outbound Licensed Intellectual Property are subsisting and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(b)           Except as set forth in Section 3.07(b) of the Disclosure Schedule, (i) no IP Party has received any written notice alleging, and no action, suit, claim or other legal proceeding is pending or has been instituted, settled or to the IP Parties’ Knowledge threatened in writing, in each case against an IP Party, that (A) alleges any violation, infringement or misappropriation of any material Intellectual Property of any Person by use of the TP Intellectual Property or the conduct of the Transportation Products Business; (B) contests or seeks to deny or restrict the validity, use, ownership or enforceability of any TP Intellectual Property; or (C) alleges that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other Contract, (ii) none of the Registered Owned Intellectual Property is subject to any outstanding Governmental Order or to any proceeding questioning the validity, enforceability or ownership of such material Registered Owned Intellectual Property, and (iii)

there are no settlement or similar agreements in force that limit the exercise of rights in the material Registered Owned Intellectual Property.  To the IP Parties’ Knowledge, the operation of the Transportation Products Business as of the date hereof does not infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.  To the Knowledge of the IP Parties, no Person is infringing, misappropriating or otherwise violating any Registered Owned Intellectual Property or Outbound Licensed Intellectual Property.

(c)           Except as indicated in Section 3.07(a)(ii) of the Disclosure Schedule, the Inbound Licensed Intellectual Property required to be listed on Section 3.07(a)(ii) is licensed exclusively to an IP Party.  Section 3.07(a)(ii) of the Disclosure Schedule sets forth, as of the date hereof, all Contracts under which an IP Party is obligated to make payments (in any form, including royalties, milestones and other contingent payments) to third parties for use of any Inbound Licensed Intellectual Property, provided that Section 3.07(a)(ii) of the Disclosure Schedule need not list off-the-shelf, off-the-cloud, or shrink-wrap software licensed for a one-time fee or that have annual fees, in each case of $50,000 or less.

(d)           Each Intellectual Property Contract is (i) valid, binding and enforceable against the applicable IP Party, and (ii) in full force and effect, except in each case to the extent it has previously expired in accordance with its terms.  The IP Parties are not in material breach of, nor have the IP Parties materially failed to perform under, any of the Inbound Intellectual Property Contracts and, to the Knowledge of the IP Parties, no Person to any Outbound Intellectual Property Contracts is in material breach thereof or has materially failed to perform thereunder.

(e)           There are no Contracts or arrangements to which any IP Party is a party under which any Governmental Authority acquires rights with respect to any Owned Intellectual Property except “limited rights” with respect to technical data or “restricted rights” with respect to software as contemplated by the provisions of Federal Acquisition Regulations (FAR) 52.227-19, paragraph (c)(2) as applicable, and 48 C.F.R. 2.101, 12.212 and 227.7202-1 through 227.7202-4 (June 1995) of the DoD FAR Supplement and its successors, or the equivalent thereof under foreign applicable law, nor has any Governmental Authority acquired any rights outside of any such Contract as the result of providing any funding relating to the development of any TP Intellectual Property.

(f)            The TP Intellectual Property includes all of the Intellectual Property necessary to or used exclusively for the conduct of the Transportation Products Business including the development, manufacturing, sale and import of products.

(g)           Following the CTP Closing Date, Buyer will be permitted to exercise all of the IP Parties’ rights and receive all of the IP Parties’ benefits (including payments) under the Intellectual Property Contracts to the same extent the IP Parties would have been able to, had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration.  The execution, delivery or performance of this Agreement by the parties hereto or the consummation of the transactions hereby does not or will not conflict with, result in the loss, impair or result in a material breach, modification, termination, suspension or default under, or payment of any additional amounts with respect to (or give the other party thereto the right to cause any of the foregoing), nor require the consent of any other

Person in respect of the IP Parties’ right to own, use or hold for use any of the TP Intellectual Property or with respect to the Intellectual Property Contracts.

(h)           The IP Parties have taken reasonable steps in accordance with normal industry practice to:  (i) maintain the confidentiality of the Trade Secrets included in TP Intellectual Property, (ii) ensure that Patents included in Registered Owned Intellectual Property are not infringed, and (iii) ensure that Trademarks included in Registered Owned Intellectual Property are not infringed.  Each Person who is or was an employee or independent contractor of the IP Parties and who created or developed Owned Intellectual Property or was provided access to Trade Secrets or confidential or proprietary information of the IP Parties has entered into a written Contract with the IP Parties pursuant to which such Person assigned to an IP Party all Intellectual Property rights in any work performed by such Person and agreed to maintain the confidentiality of all such Trade Secrets and proprietary and confidential information, each of which agreements is listed in Section 3.07(h) of the Disclosure Schedule and is in full force and effect.

(i)            Except for the limited license rights expressly granted to Buyer in the Trademark License Agreement, the IP Parties are not transferring to Buyer (or any Affiliate of Buyer), and reserves all right, title and interest in and to, the Company Group Names.

Section 3.08         Insurance.  Section 3.08 of the Disclosure Schedule sets forth a list, as of the date hereof, of each insurance policy maintained by the Company on behalf of CTP with respect to its properties, assets and businesses (collectively, the “Insurance Policies”).  All premiums due and payable in respect of the Insurance Policies have been paid in full.  Neither the Company nor CTP is in default with respect to its obligations under any of Insurance Policies in a manner that would permit the insurer to cancel the policy.  Since the respective dates of such policies, no written notice of cancellation or non-renewal with respect to any such policy has been received by the Company.  The Company has not received written notice that it has been denied insurance coverage with respect to any material pending claim.  Except for deductibles or retentions under any insurance policy of the Company as set forth on Section 3.08 of the Disclosure Schedule, CTP has no material self-insurance or co-insurance programs.  Except as set forth in Section 3.08 of the Disclosure Schedule, CTP does not maintain any insurance policy with respect to or relating to the Transportation Products Business.

Section 3.09         Legal Proceedings; Governmental Orders.

(a)           Other than as set forth in Section 3.09(a) of the Disclosure Schedule, there are no (and in the past three years there have been no) material actions, suits, claims, audits, investigations or other legal proceedings pending or threatened against (or brought by) CTP or its Subsidiaries affecting any of CTP’s properties or assets or that relate to the Transportation Products Business.

(b)           Except as set forth on Section 3.09(b) of the Disclosure Schedule, neither CTP nor the portion of the Transportation Products Business conducted by it is subject to any Governmental Order with respect to or, to CTP’s Knowledge, that affects the Transportation Products Business.

Section 3.10         Compliance With Laws; Permits.

(a)           CTP is, and for the past three years has been, in compliance, in all material respects, with all requirements of Law and all Governmental Orders to which CTP’s portion of the Transportation Products Business (or its properties or assets) is subject or, to CTP’s Knowledge, that are applicable with respect to the foregoing.  No Governmental Authority has provided any written notice or to the Knowledge of CTP any other notice or Governmental Order to CTP, or filed and served any complaint on CTP, in each case with respect to any alleged violation by CTP with respect to its portion of the Transportation Products Business of any requirement of Law or any Governmental Order, that remains unresolved as of the date hereof.

(b)           CTP holds and is, and for the past three years held and has been, in compliance in all material respects with all material Permits that are necessary for the operation of CTP’s portion of the Transportation Products Business as currently conducted, or that are necessary for the lawful ownership of its owned properties and assets.  Section 3.10(b)(i) of the Disclosure Schedule sets forth a list of all material Permits that are held by CTP.  Except as set forth in Section 3.10(b)(ii) of the Disclosure Schedule, all material Permits are in full force and effect and, to the Knowledge of CTP, there is no circumstance that may be reasonably expected to invalidate any material Permit or render any material Permit liable to forfeiture or modification or affect their renewal.  No Governmental Authority has provided any notice, citation, summons or order to CTP, or filed and served any complaint on CTP, in each case with respect to any alleged failure by CTP to have any Permit necessary for the operation of the Transportation Products Business, or that are necessary for the lawful ownership of CTP’s owned properties or assets that remains unresolved as of the date hereof.

(c)           None of the representations and warranties contained in Section 3.10 shall be deemed to relate to environmental matters (which are governed by Section 3.11) or tax matters (which are governed by Section 3.12, Section 3.13(c) and Section 3.13(e), and Section 3.14).

Section 3.11         Environmental Matters.

(a)           Except as would not be material, individually or in the aggregate, to the portion of the Transportation Products Business conducted by CTP or as set forth on Section 3.11 of the Disclosure Schedule, (i) since January 1, 2009, CTP and its operations (including the labeling of all products produced, packaged, sold or distributed by CTP) are and have been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining and complying with any applicable environmental Permits required to carry on its portion of the Transportation Products Business as presently conducted; (ii) there are no Hazardous Materials at, in or under or that have been Released to or from any Real Property currently, or, to CTP’s Knowledge, formerly owned, leased or operated by CTP or its Subsidiaries, under circumstances that have resulted in or would reasonably be expected to result in liability of CTP (with respect to the Transportation Products Business) under any applicable Environmental Law; (iii) since January 1, 2009, CTP has not received any unresolved written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location; (iv) CTP is not the subject of, nor is liable for, any outstanding Governmental Order or action relating to Environmental Laws or remedial action to clean up, remove, treat or address any Hazardous Material at any location, including pre-remedial studies and investigations or post-remedial monitoring and care; (v) since January 1, 2009, CTP has not received any written claim or complaint, nor been subject to any proceeding, audit or investigation relating to noncompliance with or violations of any Environmental Laws or Permit or any other liability pursuant to Environmental Law, and, since January 1, 2009, no such matter has been threatened in writing; and (vi) CTP is not a party to any agreement to indemnify, hold harmless, or assume responsibility for, any person for any liability or obligation, arising under or relating to Environmental Law, in each case, with respect to the Transportation Products Business.

(b)           To CTP’s Knowledge, CTP has provided to Buyer true and correct copies of all environmental site assessment reports and other material documents relating to the environmental condition or status of any currently or previously owned or leased real property of CTP or any Subsidiary of CTP that was used or operated in connection with the Transportation Products Business, in each case, created within the past five years and which are within the possession and control of CTP or its Subsidiaries.

(c)           The representations and warranties set forth in this Section 3.11 are CTP’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.12         Employee Benefit Matters.

(a)           Section 3.12(a) of the Disclosure Schedule contains a list of each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, bonus, deferred compensation, pension, retiree medical, disability or life insurance, sabbatical, supplemental retirement, profit sharing, termination indemnities, jubilee payments and fringe-benefit agreement, plan, policy and program and all “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not reduced to writing, in effect and covering one or more Employees, former employees of CTP or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by CTP, or under which CTP has any material liability for premiums or benefits (as listed on Section 3.12(a) of the Disclosure Schedule, each, a “Benefit Plan”).

(b)           Each Benefit Plan complies, in all material respects, with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder).  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service to adversely affect the qualified status of any such Qualified Benefit Plan or the exempt status of any such trust.  All material benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid, in all material respects, in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP.  With respect to any Benefit Plan, to CTP’s Knowledge, no event has occurred that has resulted in or would subject CTP to a Tax under Section 4971 of the Code or the assets of CTP to a lien under Section 430(k) of the

Code.  CTP and the Company Group have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no Knowledge of any default or violation by any party to, any Benefit Plan.  No action, claim or proceeding is pending or, to the Knowledge of CTP, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course).

(c)           No Benefit Plan nor any other plan, program or arrangement maintained or contributed to by an ERISA Affiliate of CTP: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA).  CTP has not: (i) withdrawn from any pension plan under circumstances resulting (or expected to result) in a material liability to the Pension Benefit Guaranty Corporation; or (ii) engaged in any transaction which would give rise to a material liability of CTP or Buyer under Section 4069 or Section 4212(c) of ERISA or Title IV of ERISA.  “ERISA Affiliate” means each trade or business (whether or not incorporated) that, together with CTP is, or has been within the past six years, deemed to be a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Code.

(d)           With respect to each Benefit Plan subject to Title IV of ERISA: (i) a notice of intent to terminate any such Benefit Plan has not been filed; (ii) the Pension Benefit Guaranty Corporation has not instituted or, to CTP’s Knowledge, threatened to institute proceedings to terminate any such Benefit Plan; (iii) no reportable event, as described in Section 4043 of ERISA, has occurred with respect to any such Plan; (iv) since the last valuation date for each such Benefit Plan, there has been no amendment or change to such Benefit Plan that would increase the amount of benefits thereunder; (v) the minimum funding standards of Section 412 of the Code have been satisfied; and (vi) the most recent actuarial report for each such Benefit Plan has been provided by CTP to Buyer.

(e)           Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death) of any existing or former employee or to the beneficiaries or dependents of any existing or former employee.

(f)            No Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(g)           Except as set forth in Section 3.12(g) of the Disclosure Schedule, no Benefit Plan exists that could:  (i) result in the material payment to any Employee, officer or director of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, officer or director, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby or under the Transaction Agreements.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(h)           Each Benefit Plan is in writing and CTP has furnished Buyer with a true and complete copy of each Benefit Plan and a true and complete copy of each material definitive document, if any, prepared in connection with each such Benefit Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recent annual reports (Form 5500 Series 1 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Benefit Plan, (iv) the most recently received Internal Revenue Service determination letter for each Benefit Plan intended to qualify under ERISA or the Code, and (v) the most recently prepared actuarial report and financial statement in connection with each such Benefit Plan.

(i)            For the past six years, no reportable event, as described in Section 4043 of ERISA, has occurred with respect to any such Benefit Plan, and, since the last valuation date for each such Benefit Plan, there has been no amendment or change to such Benefit Plan that would increase the amount of benefits thereunder, except as required by Law.

(j)            No Benefit Plan that is a “defined benefit plan” subject to ERISA and the Code has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA and CTP does not have an outstanding funding waiver with respect to any such Benefit Plan.

(k)           Section 3.12(k) of the Disclosure Schedule accurately reflects the amounts shown as of the dates indicated thereon.

Section 3.13         Employment Matters.

(a)           Section 3.13(a) of the Disclosure Schedule has a true and complete list of all Employees as of September 30, 2013, including the position, base compensation payable, bonus opportunity, date of hire, employment status and job classification (exempt or non-exempt) for each such individual.

(b)           Section 3.13(b) of the Disclosure Schedule lists each collective bargaining or other agreement with a labor organization representing any of the Employees to which CTP is a party or by which CTP is bound.  Since January 1, 2011, there has not been, nor, to CTP’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Transportation Products Business.  No union or other organizational campaign is in progress, or has been in progress in the past three years, with respect to the Employees.

(c)           All material vacation pay, premiums for employment insurance, health premiums, pension plan premiums, income tax remittance, accrued wages, salaries and commissions for Employees that have become due and payable have been paid or accrued on the books and records of CTP prior to the date of this Agreement.

(d)           All material current employer contributions, assessments and filings, including but not limited to, experience rating surcharges, payroll premiums, non-compliance charges, contributions or any other amounts under any applicable workers’ compensation legislation have been paid or, to the extent they have accrued but remain unpaid, are properly reflected and accrued in the books and accounts of CTP.

(e)           CTP is, and for the past three years has been, in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices.  There are no material actions, suits, claims, investigations or other legal proceedings against CTP pending or, to CTP’s Knowledge, threatened to be brought or filed, by or with any court or  arbitrator or any other Governmental Authority in connection with the employment of any current or former employee of CTP, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, WARN, wages, hours, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, collective bargaining, unemployment insurance, workers’ compensation, immigration, disability rights, leaves of absence, affirmative action, occupational safety and health Laws, or any other employment related matter arising under applicable Laws.

(f)            For the past three years, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act, as amended, and any similar state, provincial or local “mass layoff” or “plant closing” Law (“WARN”)), collective redundancy or similar action with respect to CTP.  No officer, executive or other employee of CTP whose function is essential to the Transportation Products Business has given written notice of intent to separate from CTP in the 24 months prior to the date of this Agreement.

(g)           CTP has no employment Contracts with any employee which require CTP to give greater than 30 days’ notice or to make a severance payment in order to terminate such Contract.

(h)           All of the Employees who perform services in the United States for CTP or in connection with its operation of the Transportation Products Business are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and any other United States immigration laws relating to the employment of non-United States citizens applicable in the state in which the Employees are employed.  All Employees who perform services outside of the United States for CTP in connection with its operation of the Transportation Products Business are legally entitled to work in the country in which the Employees perform services.  CTP has not in the past three years employed and does not currently employ any minors in the Transportation Products Business. For each Employee working in the United States, CTP has in its files a Form I-9 that, to the Knowledge of CTP, was completed in accordance with applicable Law for such Employee.

(i)            Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby or under the Transaction Agreements will entitle any Employee to severance pay, unemployment compensation or any other payment (including any incentive or bonus) by CTP.

Section 3.14         Taxes.

(a)           Except as set forth in Section 3.14(a) of the Disclosure Schedule:

(i)            CTP has filed (taking into account any valid extensions) all material Tax Returns required to be filed by CTP with respect to the Transportation Products Business and the CTP Assets.  Such Tax Returns are complete and correct in all material respects.  CTP is not currently the beneficiary of any extension of time within which to file any material Tax Return related to the Transportation Products Business or the CTP Assets other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.  All material Taxes due and owing by CTP with respect to the Transportation Products Business and the CTP Assets have been paid or accrued.

(ii)           There are no Encumbrances for Taxes upon any of the CTP Assets, other than Permitted Encumbrances.

(iii)          No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of CTP related to the Transportation Products Business or the CTP Assets.

(iv)          There are no ongoing actions, suits, claims, investigations, audits, assessments, arbitrations or inquiries or other legal proceedings by any taxing authority against CTP related to the Transportation Products Business or the CTP Assets.

(v)           CTP is not a party to any Tax allocation or sharing agreements under which CTP could be liable for Tax of another Person.

(b)           CTP has for the past three years complied in all material respects with all applicable Laws relating to transfer pricing and has appropriate contemporaneous documentation supporting its transfer pricing methodologies and positions.

(c)           Except for certain representations related to Taxes in Section 3.05(b)(iii), Section 3.12 and Section 3.13(c) and Section 3.13(e), the representations and warranties set forth in this Section 3.14 are CTP’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.15         Product Liability; Warranties.

(a)           CTP has obtained all material required product registrations and other certifications required for it to sell or distribute products and inventory in the jurisdictions in which products or inventory of the Transportation Products Business (the “Products”) are sold or distributed by it, as applicable, and for the past three years has otherwise complied in all material respects with all Laws and safety standards and certifications applicable to Products in respect of the sale or distribution of the Products (the “Safety Standards”).  All Products that have been marketed or sold within the past three years on the basis that such Products meet any specific Safety Standards (whether such Products are required to meet such Safety Standards or CTP has voluntarily elected to comply therewith) meet or exceed such Safety Standards in all material respects.

(b)           Section 3.15(b) of the Disclosure Schedule contains a copy of the standard warranty for the Products.  Except as set forth in Section 3.15(b) of the Disclosure Schedule, neither CTP nor any Company Group member has granted to any customer any warranty materially different than the standard warranty for Products sold for the past three years.

(c)           There are no latent or patent defects in any Products sold within the past three years that would give rise to any material liability for replacement or recall of any such Products or other material damages in connection therewith, arising out of any injury to individuals or property as a result of the ownership, possession or use of a Product sold, distributed or otherwise delivered by CTP within the three years prior to the Closing Date.  Section 3.15(c) of the Disclosure Schedule sets forth a correct and complete list and brief description of all material product liability claims that have been filed and served against CTP or any member of the Company Group with respect to the Transportation Products Business during the past three years.

Section 3.16         Affiliate Transactions.  Except for (a) normal advances to directors, officers and Employees in the Ordinary Course of Business, (b) payment of compensation to directors, officers and Employees in the Ordinary Course of Business, (c) participation in the Benefit Plans by directors, officers and Employees, and (d) the agreements or arrangements listed on Section 3.16 of the Disclosure Schedule, CTP is not a party to, and since September 1, 2012, has not been a party to, any Contract or arrangement to purchase, acquire or lease any material property, goods or services from, or sell, transfer or lease any property or services to, or loan or advance any material amount of money to, or borrow any material amount of money from, or is a party to any management, consulting or similar agreement with the Company or any of its respective Affiliates.  The following shall be set forth with respect to each such contract or arrangement on Section 3.16 of the Disclosure Schedule: (x) a description of such contract or arrangement, and (y) the total amount paid by or paid to CTP with respect to such contract or arrangement since September 1, 2012, and, if applicable, the volume of business.

Section 3.17         Illegal Payments.  Neither CTP (nor its officers, directors, general managers or employees) has, with respect to the portion of the Transportation Products Business conducted by it, directly or indirectly, within the past five years, (a) agreed to give, or given, offered, authorized or promised, any gifts of money, property or services to any Person in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other similar anti-corruption Law, (b) given or received anything of value to or from a government official or customer for the purpose of obtaining or retaining business, or (c) has otherwise made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier or client in an attempt to influence any such person to take or refrain from taking any action.

Section 3.18         Bonds and Letters of Credit.  Section 3.18 of the Disclosure Schedule lists all performance bonds, guarantees, surety bonds, standby letters of credit and similar arrangements that (a) are issued and outstanding in support of the portion of the Transportation Products Business conducted by CTP, or (b) would, or could reasonably be expected to, be required to be issued under any proposals, bids or other commitments outstanding as of the date hereof, in each case indicating the contract or situation requiring the provision thereof, together with the issuer, amount, principal terms and conditions, beneficiaries and expiration date thereof (or anticipated terms thereof).

Section 3.19         Customs.

(a)           Except as set forth in Section 3.19 of the Disclosure Schedule, CTP is and for the past three years has been in compliance in all material respects with all Customs Laws, including: (i) the filing on a timely basis of true and complete in all material respects documents required to be filed, including upon the entry, for the importation or admission of merchandise into the United States or any other country into which CTP imports or have imported merchandise; (ii) the deposit or payment of true in all material respects amounts of Customs Duties upon the entry, importation or admission of merchandise into the United States or any other country into which CTP imports or have imported merchandise; and (iii) timely making payment of true in all material amounts of any penalties and fines under Customs Laws, by or for the account of CTP, of merchandise entered, imported, or admitted into the United States or any other country into which CTP imports or has imported merchandise.  Section 3.19(a) of the Disclosure Schedule sets forth a list of tariffs paid by CTP in the last 12 months, including descriptions thereof and the amounts paid.

(b)           CTP has no material liability for unpaid Customs Duties, penalties, fines and seizures under Customs Laws, other charges, including interest or other charges relating to any Customs Laws.

(c)           CTP has made available to Buyer true and complete copies of all communications between CTP (or any of its agents or counsel), on the one hand, and a Governmental Authority, on the other, for the past three years, relating to such violations or alleged violations of any Customs Laws.

Section 3.20         Equity Interests.  Other than the Subsidiaries listed on Section 3.20 of the Disclosure Schedule, CTP has no Subsidiaries, and does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.

Section 3.21         No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule hereto) and the representations and warranties contained in the Transaction Agreements (including the related portions of the disclosure schedule thereto), neither CTP nor any of its Representatives has made or makes any other express or implied representation or warranty, either written or oral, on behalf of CTP, including any representation or warranty as to the accuracy or completeness of any information regarding CTP furnished or made available to Buyer and its Representatives (including the Confidential Information Memoranda prepared by the Company Investment Banker, dated July, 2012 and April, 2013, and any information, documents or material made available to Buyer (including information, documents or material included in the Data Room), management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the historical or future revenue, profitability or success of the Transportation Products Business, or any representation or warranty arising from statute or otherwise in Law.  None of CTP, the Company, any Subsidiary of the Company or any other Person is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Transportation Products Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to CTP, as of the date of this Agreement, as follows:

Section 4.01         Organization and Authority of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer.  This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by CTP) this Agreement and each of the other Transaction Documents to which Buyer is a party each constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02         No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act or any other Antitrust Law and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03         Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any

Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.04         Exclusivity of Representations.  The representations and warranties made by Buyer in this Article IV are the exclusive representations and warranties made by Buyer.  Buyer hereby disclaims any other express or implied representations or warranties with respect to itself.

Section 4.05         Independent Investigation.  Buyer acknowledges and agrees that the representations and warranties of CTP in Article III and the representations and warranties set forth in the Transaction Agreements are the exclusive representations and warranties regarding CTP and the members of the Company Group.  Without limiting the generality of the foregoing, Buyer acknowledges that none of CTP, the Company, any Subsidiary of the Company or any of their respective Representatives makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Transportation Products Business or the future business and operations of the Transportation Products Business, or (b) any other information or documents made available to Buyer or its Representatives with respect to the Transportation Products Business or any of the CTP Assets, CTP’s liabilities or CTP’s operations, in each case except as expressly set forth in this Agreement.

ARTICLE V
COVENANTS

Section 5.01         Conduct of Business Prior to the CTP Closing.

(a)           From the date hereof until the CTP Closing, except as otherwise provided in this Agreement or the MTA or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), CTP shall:  (i) conduct its portion of the Transportation Products Business in the Ordinary Course of Business; and (ii) use commercially reasonable best efforts to maintain and preserve intact the current organization, business and franchise of CTP and to preserve, in all material respects, the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with CTP.  From the date hereof until the CTP Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), CTP shall not take or fail to take any action that would cause any of the changes, events or conditions described in Section 3.03 to occur.

(b)           Nothing contained in this Agreement shall be construed to give to Buyer, directly or indirectly, rights to control or direct the business or operations of CTP prior to the CTP Closing.  Prior to the CTP Closing, CTP shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its business and operations.

Section 5.02         Access to Information; Confidentiality; Books and Records.  From the date hereof until the CTP Closing, CTP shall comply with the Company’s obligations set forth in Sections 5.02, 5.03 and 5.05(b) of the MTA.

Section 5.03         Employees; Benefit Plans.

(a)           Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the CTP Closing Date to all actively employed Employees listed on Schedule 3.13(a) of the Disclosure Schedule not governed by the Collective Bargaining Agreement (including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence, but excluding Employees who are absent due to long-term disability); provided, however, that any offer of employment for an individual not actively at work as of the CTP Closing Date will only be effective on such individual’s return to active employment within 180 days following the CTP Closing Date.  Buyer may, or may cause an Affiliate of Buyer to, offer employment effective on the CTP Closing Date to those Employees governed by the Collective Bargaining Agreement as it may determine in its discretion.  The Employees who accept such employment shall commence employment with Buyer or an Affiliate of Buyer immediately following the CTP Closing, and are referred to herein as “Transferred Employees”.  Any such offers of employment shall be contingent upon each Employee satisfying Buyer’s customary candidate screening procedures and remaining employed by CTP until terminated by CTP immediately prior to the CTP Closing.  Employees who do not accept Buyer’s offer of employment or to whom no such offer of employment is made shall not be Transferred Employees, and, except as described below, Buyer shall have no liability for any claims with respect to such Employee’s employment and termination of employment by CTP.  Buyer shall be responsible for, shall reimburse CTP for, and shall indemnify and hold the members of the Company Group harmless against and in respect of, any severance or other amounts required to be paid (based on Benefit Plans in effect as of the date of this Agreement) to Employees governed by the Collective Bargaining Agreement who do not receive an offer of employment from Buyer or an Affiliate of Buyer and are terminated by CTP as of the CTP Closing Date.  Buyer will, to the extent practicable, keep CTP apprised of all communications and negotiations that Buyer has involving United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union or its affiliate, Local Union No. 662 (the “Union”).  Buyer will take all commercially reasonable actions to ensure that its communications and negotiations with the Union do not materially and adversely impact the operation of the Transportation Products Business.  The parties will work together in good faith to address in a commercially reasonable manner any issues raised by the Union and/or its members that are based on Buyer’s failure to assume the Collective Bargaining Agreement and Buyer will pay the reasonable costs and expenses incurred by Buyer and CTP in connection with defending against any charges or actions brought by the Union against CTP that are a result of Buyer’s failure to assume the Collective Bargaining Agreement.

(b)           The parties acknowledge and agree that Buyer expressly disclaims any obligation to assume the Collective Bargaining Agreement and that neither (i) the failure of Buyer and the union to negotiate a new or amended Collective Bargaining Agreement nor (ii) Buyer’s failure to hire any Employee governed by the Collective Bargaining Agreement shall (A) be taken into account in determining whether a Material Adverse Effect for purposes of Section 6.02(f) has occurred or (B) be the basis of any claim for indemnity by Buyer under Section 7.02 of the MTA.  With respect to all Transferred Employees who are not governed by the Collective Bargaining Agreement, during the period commencing at the CTP Closing and ending on December 31, 2014, Buyer shall provide each such Transferred Employee with: (w) base salary or hourly wages which are no less favorable in the aggregate than the base salary or hourly wages provided by CTP immediately prior to the CTP Closing; (x) target bonus opportunities (excluding equity-based compensation), if any, which are no less favorable in the aggregate than the target bonus opportunities (excluding equity-based compensation) provided by CTP immediately prior to the CTP Closing; (y) retirement and welfare benefits that are no less favorable in the aggregate than those provided by CTP immediately prior to the CTP Closing, excluding benefits under or related to defined benefit pension plans, supplemental executive retirement plans, non-qualified deferred compensation, retiree medical and life insurance; and (z) severance benefits that are no less favorable in the aggregate than the practice, plan or policy in effect for such Transferred Employee immediately prior to the CTP Closing.  Buyer shall recognize the past service of the Transferred Employees with CTP for any required notice of termination, termination or severance payment (contractual, statutory or common law).  Buyer shall pay to all Transferred Employees eligible therefor any and all bonus and incentive compensation amounts (including all amounts determined under the revised bonus incentive set forth in the CTP Executive Incentive Agreement) accrued on the balance sheet of CTP and included in Net Working Capital as of the Closing Date.  Buyer shall also pay to any Transferred Employee covered by the CTP Executive Incentive Agreement any amount of severance payment such Transferred Employee may be entitled to under the CTP Executive Incentive Agreement.

(c)           With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Transferred Employees will participate effective as of the CTP Closing, Buyer shall recognize all service of the Transferred Employees with CTP, as the case may be, as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Transferred Employees may be eligible to participate after the CTP Closing; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits, or (ii) such service was not recognized under the corresponding Benefit Plan.  In addition, at such time as any Transferred Employees are transitioned over to benefits plans of Buyer or its Subsidiaries, Buyer or the relevant Subsidiary shall waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Transferred Employees (except that, for insured benefit plans, any such waiver must be permitted under the terms of the insurance policy).  The Transferred Employees shall cease to accrue benefits under any CTP Benefit Plans effective as of the CTP Closing and, except as expressly provided in this Section 5.03, Buyer will not assume, and the Company shall retain and satisfy, all liabilities associated with the CTP Benefit Plans.

(d)           As of the Closing, vesting will be accelerated for account balances with respect to all Transferred Employees in the Carlisle Corporation Employee Incentive Savings Plan (As Amended and Restated Effective as of January 1, 2010) and the Carlisle Companies Union Plan (As Amended and Restated Effective as of January 1, 2010) (the “Company 401(k) Plans”) will be accelerated.

(e)           As soon as practicable after the CTP Closing, Buyer shall cooperate with the Company to implement a direct trustee-to-trustee transfer of the account balances of all Transferred Employees under the Company 401(k) Plans as described in Schedule A to the Transition Services Agreement.

(f)            The Company shall remain liable for all costs and expenses related to claims under the health plans in effect for all Transferred Employees as of the CTP Closing Date to the extent such claims are incurred prior to the CTP Closing Date.  For purposes of this Section 5.03(f) a claim is incurred as of the date the services or supplies giving rise to a claim for benefits are provided.

(g)           CTP shall be responsible for, and shall indemnify and hold Buyer harmless against and in respect of, any notification obligations or Losses that arise under WARN on account of notice obligations or employment terminations that arise at any time through and including the CTP Closing Date.

(h)           Buyer (or an Affiliate) shall provide claims administration on behalf of, and at no cost to, the Company with respect to all workers’ compensation claims arising from events occurring prior to the CTP Closing Date, which claims are being retained by the Company hereunder, from the CTP Closing Date until all such claims are finally resolved; provided, however, that Buyer (or any Affiliate) shall not settle any such claims without prior authorization from a Representative of the Company in accordance with procedures established by the Company from time to time.

(i)            This Section 5.03 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement and the other members of the Company Group, and nothing in this Section 5.03, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.03.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that the terms set forth in this Section 5.03 shall not create any right in any Employee or any other Person to any continued employment with CTP or Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.04         Pension Plan.

(a)           Effective as of the CTP Closing, the Company shall take all necessary actions to cause the Retirement Plan for Employees of Carlisle Corporation (the “Company DB Plan”) to be amended (if required) to provide for the direct trust to trust transfer of assets and the assumption of liabilities as contemplated herein.

(b)           Effective as of the CTP Closing, Buyer shall establish a defined benefit pension plan which shall be qualified under Section 401(a) of the Code (the “Buyer DB Plan”) and shall cover those retired employees, active hourly employees, deferred vested participants, and alternate payees whose benefits under the Company DB Plan arose through service with the Springfield, Missouri facility governed by the Collective Bargaining Agreement who are participants in the Company DB Plan on the CTP Closing and are set forth on Section 5.04(b) of the Disclosure Schedule (hereinafter “Affected Participants”).  The Buyer DB Plan shall preserve all accrued benefits and participation and vesting service credit of the Affected Participants.  Buyer and the Company shall reasonably cooperate to make any and all filings and submissions to the appropriate governmental agencies required to be made by the Company or Buyer as are appropriate in effectuating the provisions of this paragraph (b) (including (i) IRS

Forms 5310 A in respect of the transfers of assets and (ii) in the event that the transactions contemplated by this Agreement constitute a “reportable event” (within the meaning of Section 4043 of ERISA and the related regulations) for which the 30 day notice has not been waived, timely notification of the PBGC and filing of all reports required in connection therewith).

(c)           The Buyer DB Plan and the trust which is a part of such plan (and any successor to such plan and/or trust) shall provide (A) that with respect to assets transferred to the Buyer DB Plan from the Company DB Plan, such assets shall be held by the trust which is a part of the Buyer DB Plan for the exclusive benefit of the participants in such plan; (B) that the accrued benefits as of the CTP Closing Date of each Affected Participant may not be decreased by amendment or otherwise; and (C) that each Affected Participant shall have the right to receive his or her benefit accrued through the CTP Closing Date under the Company DB Plan in any optional form provided under the Company DB Plan.

(d)           As soon as practicable following the CTP Closing Date, Seller shall cause its actuary to calculate the Accrued Liability (as defined below).  The term “Accrued Liability” shall mean the present value of the “benefits on a termination basis” (as such term is defined in Regulation 1.414(l)-1(b)(5) of the Code) under the Company DB Plan for each Affected Participant, determined as of the last day of the month in which the CTP Closing occurs on a plan termination basis using the PBGC assumptions for trusteed plans specified in ERISA Regulation Sections 4044.51 through 4044.57 for such month.  For the avoidance of doubt, “benefits on a termination basis” excludes benefits which would not be provided by an ERISA Section 4044 asset allocation.  The Accrued Liability shall be determined by an enrolled actuary designated by the Company, and the Company shall provide any actuary designated by Buyer with information reasonably necessary to contemporaneously review the calculations in all material respects, to perform parallel calculations, and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement.  If there is a good faith dispute between Company’s actuary and Buyer’s actuary as to the amount to be transferred to the Buyer DB Plan under this Agreement and such dispute remains unresolved for 14 days, the chief financial officers of Seller and Buyer shall endeavor to resolve the dispute.  If such dispute remains unresolved for 30 days, the Company and Buyer shall select and appoint a third actuary who is mutually satisfactory to both the Company and Buyer.  The decision of such third party actuary shall be rendered within 30 days and shall be conclusive as to any dispute for which such actuary was appointed.  The cost of such third party actuary shall be divided equally between the Company and Buyer.  Each of Buyer and the Company shall be responsible for the cost of its own actuary.

(e)           The Company shall cause to be transferred to a trust established by Buyer as part of the Buyer DB Plan cash or assets (or a combination thereof) reasonably acceptable to the trustees of the Buyer DB Plan in an amount determined in accordance with applicable requirements of Section 414(l) of the Code and related regulations.  In the event the assets of the Company DB Plan exceed the present value of accrued benefits for all Company DB Plan participants (determined as of the last day of the month in which the CTP Closing occurs using the PBGC assumptions described in Section 5.04(d)), a pro rata share of such surplus assets shall be transferred to the trust of the Buyer DB Plan (determined as the proportion of the present value of accrued benefits for the Affected Participants to the present value of accrued benefits for all Company DB plan participants).  The amount finally determined in accordance with the foregoing to be transferred from the Company DB Plan to the Buyer DB Plan shall be further adjusted, as determined by the Company’s actuary, to take into account the actual investment return on the assets of the Company DB Plan from the end of the month in which the CTP Closing Date occurs until the date of transfer, and shall be decreased by any benefit payments made in respect of Affected Employees under the Company DB Plan during such period.

(f)            The transfer of assets from the Company DB Plan to the Buyer DB Plan shall be made as soon as practicable following the determination by the Company’s actuary of the applicable amount to be transferred, but not later than 180 days following the CTP Closing Date.  Notwithstanding the foregoing, no transfer shall be made until such time as the Company has been provided evidence reasonably satisfactory to the Company that Buyer has established a trust as part of the Buyer DB Plan and that the Buyer DB Plan satisfies the requirements for a qualified plan under Section 401(a) of the Code and that such trust is exempt from tax under Section 501(a) of the Code, Buyer has been provided evidence reasonably satisfactory to it that the Company DB Plan satisfies the requirements for a qualified plan under Section 401(a) of the Code and that the trust which forms part of such plan is exempt from tax under Section 501(a) of the Code and the parties have received any other required governmental approvals.  Unless the Company and Buyer agree otherwise, all transfers shall occur on the last business day of a month.  The Company’s actuary shall be responsible for the required actuarial certification under Section 414(l) of the Code.  Buyer as of the Closing Date shall assume all liabilities and obligations of the Company and its subsidiaries and the Company DB Plan with respect to the Affected Employees under the Company DB Plan in respect of the transferred assets other than liabilities or obligations arising on account of or in connection with any acts or omissions of the Company, its subsidiaries or any other party prior to the CTP Closing Date in connection with the Company DB Plan in violation of the terms of such plan or applicable Laws.

Section 5.05         Governmental Approvals and Other Third-Party Consents.  CTP shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Section 5.04 of the MTA.

Section 5.06         Closing Conditions.  Except as otherwise set forth in Section 5.04 of the MTA, from the date hereof until the CTP Closing, each party hereto shall use commercially reasonable best efforts to take such actions as are necessary to satisfy the closing conditions set forth in Article VI hereof.

Section 5.07         Tax Matters.

(a)           CTP shall comply with the Company’s obligations set forth in Section 5.07 of the MTA with respect all applicable obligations relating to CTP or the portion of the Transportation Products Business conducted by CTP.  Buyer shall comply with Buyer’s obligations set forth in Section 5.07 of the MTA.

(b)           CTP will cooperate with Buyer and Buyer’s agents to provide Buyer the adequate payroll tax records required by federal and state agencies necessary for Buyer to optimize federal and state payroll tax law relating to successor-in-interest transactions, including the transactions contemplated by the Transaction Documents.  Upon Buyer’s request, such cooperation shall include:  (i) CTP will provide an executed release form granting permission to Buyer to obtain quarterly payroll data from all states within which the Transportation Products Business is operated; (ii) when required by state taxing agencies, CTP will provide signatures (or notarized signatures) necessary to grant permission for Buyer to file for transfers of experience of payroll tax accounts in states which require a signed release by any predecessor of CTP; (iii) CTP will provide Buyer and its agents with the most recent Annual 940 Report (including Schedule A), and most recent year’s “tax rate notices” received from individual state agencies; (iv) CTP will provide copies of all quarterly wage detail reports covering Employees filed with individual state agencies in the calendar year through the Closing Date; and (v) if an outside payroll tax administrator was used, then CTP will grant Buyer permission to have access to relevant successor-in-interest reports from the payroll vendor, such as state tax rate notices, state quarterly contribution reports, Form W-2s and federal recap reports such as 940 and 941, and CTP will provide Buyer with a contact person at the payroll vendor.

Section 5.08         Public Announcements.  CTP shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Section 5.08 of the MTA.

Section 5.09         Exclusivity; Non-Competition and Non-Solicitation.  CTP shall comply with the Company’s obligations set forth in Sections 5.09, 5.10 and 5.13(b) of the MTA.

Section 5.10         Further Assurances.  Following the CTP Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.11         Updates to Disclosure Schedule.

(a)           From time to time up to the Closing Date, the Company shall supplement, amend or add to the Disclosure Schedule.

(b)           Unless Buyer has the right to terminate this Agreement pursuant to Article VIII by reason of any Pre-Signing Matter, taking into consideration all disclosures made pursuant to this Section 5.11 at and prior to the date such Pre-Signing Matter was disclosed to Buyer, and exercises that right within 30 days of receipt of such date, each such Pre-Signing Matter shall be deemed to have been added to the Disclosure Schedules, to have qualified the representations and warranties contained in Article III, and, for the purposes of Section 6.02(a), to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such Pre-Signing Matter.  For the avoidance of doubt, such disclosure and acceptance of any Pre-Signing Matter shall not affect any Buyer Indemnitee’s rights to indemnification under Article VII hereof or Article VII of the MTA with respect to such Pre-Signing Matter.

Section 5.12         Insurance Matters.

(a)           Prior to the date hereof, the Company and its affiliates have maintained insurance coverage for products liability, general liability and automobile liability provided by third-party insurers (including stop loss, excess liability and umbrella coverage) for certain liabilities of CTP relating to products claims, general claims typically insured by a general liability policy and automobile related claims (the “Existing

Liabilities”) arising out of occurrences on or prior to the CTP Closing Date (the “Insurance Coverage”).  The Company agrees to take such action as may be reasonably necessary to maintain the Insurance Coverage after the CTP Closing Date for the benefit of Buyer and not to voluntarily relinquish or terminate such Insurance Coverage.  In addition, the Company agrees to name Buyer as an additional insured under all such Insurance Coverage (other than with respect to the automobile liability policy) effective on the CTP Closing Date with respect to acts, omissions, occurrences, facts, or circumstances existing or occurring on or prior to the CTP Closing Date.  The Company will require its insurer to provide Buyer with a certificate of insurance evidencing such coverage and thirty (30) days’ notice of material change, cancellation, or non-renewal.  To the extent that any claim with respect to any such Existing Liabilities that arises out of any act, omission, occurrence, fact or circumstance existing or occurring on or prior to the CTP Closing Date is made against Buyer and the Insurance Coverage by its terms applies to such claim (any such claim, an “Insurance Coverage Claim”), upon Buyer’s request, the Company shall submit such Insurance Coverage Claim upon becoming aware thereof to the insurer under the applicable insurance policy for potential payment and shall use commercially reasonable best efforts to obtain the maximum recovery from the provider of the related Insurance Coverage.  Buyer shall reimburse the Company for any applicable out-of-pocket administrative and processing fees or other costs and expenses imposed by the insurer and paid by the Company specifically relating to the submitted Insurance Coverage Claims and the processing thereof.  In addition, the Company agrees to cooperate with Buyer to make the benefits of the Insurance Coverage available to Buyer (subject to the terms and conditions of such Insurance Coverage) and continue, from and after the CTP Closing Date, to process such Insurance Coverage Claims in the ordinary course of business in substantially the same manner as similar claims were processed prior to the CTP Closing Date.  In the event that (i) the Company receives any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claims thereunder and (ii) such claim has been paid by Buyer, the Company shall promptly pay or reimburse Buyer with respect to the amount so paid by Buyer in accordance with this Section 5.12.

(b)           With respect to Buyer’s obligation to reimburse the Company for any amounts described in this Section 5.12 (the “Reimbursed Amounts”), the Company and Buyer agree that (i) the Company will invoice Buyer on a monthly basis for all Reimbursed Amounts paid or incurred by the Company with appropriate supporting details and (ii) Buyer agrees to pay the amount reflected on such invoices as promptly as practicable and in any event within fifteen (15) days of receipt of any such invoice with appropriate supporting details.

(c)           In the event that Buyer or any or its Affiliates or Representatives takes or fails to take any action which results in the Insurance Coverage not being available for any reason with respect to any Insurance Coverage Claim, the Company shall notify Buyer in writing as to what action or failure of action caused a suspension of coverage.  Buyer shall have thirty (30) days within which to remedy such action or failure of action.  If no remedy has been effected at the end of such thirty (30) day period, then the Company’s obligations pursuant to this Section 5.12 with respect to any such Insurance Coverage Claim shall terminate and be of no further force and effect.

(d)           Buyer expressly acknowledges and agrees that (i) in no event shall the Company be required to pay, or be held responsible for, any self-insured retention amounts or deductibles payable with respect to any Insurance Coverage Claim and (ii) Buyer shall be responsible for all self-insured retention amounts and deductibles payable with respect to any Insurance Coverage Claim.

(e)           Buyer acknowledges that effective as of the CTP Closing Date, the Company intends to remove CTP and the CTP Assets from the Insurance Coverage to the extent that the Insurance Coverage relates to any occurrences arising at any time after the CTP Closing Date.  Accordingly, Buyer acknowledges that no Insurance Coverage shall be available to Buyer with respect to any injury, loss or damage that Buyer or any third party may suffer as a result of any act, omission, occurrence, fact or circumstance occurring with respect to any period after the CTP Closing Date.

Section 5.13         Estoppel Certificates.  CTP shall use commercially reasonable best efforts to provide a current estoppel certificate, in a form reasonably satisfactory to Buyer, prior to the CTP Closing Date for each Lease set forth in Section 5.13 of the Disclosure Schedule.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01         Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the CTP Closing, of each of the following conditions:

(a)           All conditions set forth in Section 6.01 of the MTA shall have been satisfied.

(b)           CTP shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.02 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and CTP, and no such consent, authorization, order and approval shall have been revoked.

(c)           Buyer and CTP shall have executed and delivered the real property lease in substantially the form attached hereto as Exhibit E for the Pennsylvania Distribution Center (the “Pennsylvania Lease”).

Section 6.02         Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the CTP Closing, of each of the following conditions:

(a)           The representations and warranties of CTP contained in Article III shall be true and correct in all material respects as of the CTP Closing Date with the same effect as though made at and as of such date, except (i) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date, (ii) representations and warranties that have qualifications as to materiality or Material Adverse Effect shall be true and correct in all respects, and (iii) the representations and warranties contained in Section 3.01, Section 3.02 and Section 3.20 shall be true and correct in all respects.

(b)           CTP shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the CTP Closing Date; provided, however, that CTP shall have complied in all respects with its obligations under Section 2.01.

(c)           Buyer shall have received a certificate, dated the CTP Closing Date and signed by a duly authorized officer of CTP, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied (the “CTP Closing Certificate”).

(d)           Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that CTP is not a foreign person within the meaning of Section 1445 of the Code duly executed by CTP.

(e)           Buyer shall have received the documents, agreements and instruments set forth in Section 2.07(b).

(f)            From and after the date of this Agreement to the CTP Closing Date, there shall have not been a Material Adverse Effect.

(g)           All closing conditions contained in the MTA to which Buyer’s obligations to consummate the transactions contemplated thereunder are subject shall be satisfied.

(h)           Buyer shall have received a certificate issued by the Secretary of State of the State of Delaware, dated as of a date within five Business Days prior to the CTP Closing Date (with a bringdown of good standing within one Business Day as of the Closing Date), as to the good standing of CTP in such state.

Section 6.03         Conditions to Obligations of CTP.  The obligations of CTP to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or CTP’s waiver, at or prior to the CTP Closing, of each of the following conditions:

(a)           The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects as of the CTP Closing Date with the same effect as though made at and as of such date, except (i) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date, (ii) representations and warranties that have qualifications as to materiality or Material Adverse Effect shall be true and correct in all respects and (iii) the representations and warranties contained in Section 4.01 and Section 4.02 shall be true and correct in all respects.

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the CTP Closing Date; provided, however, that Buyer shall have complied in all respects with its obligations under Section 2.07(c)(i).

(c)           CTP shall have received the documents, agreements and instruments set forth in Section 2.07(c).

(d)           All closing conditions contained in the MTA to which the Company’s obligations to consummate the transactions contemplated thereunder are subject shall be satisfied.

(e)           CTP shall have received a certificate, dated the CTP Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied (the “Buyer Closing Certificate”).

Section 6.04         Frustration of Closing Conditions.  Neither Buyer nor CTP may, for the purposes terminating this Agreement pursuant to Article VIII hereof, rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of its covenants to cause the CTP Closing to occur required by Section 5.05 and Section 5.06.

ARTICLE VII
INDEMNIFICATION

Section 7.01         Sole and Exclusive Remedy.  CTP shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Article VII of the MTA (subject to the terms and conditions thereof, including Section 7.04 of the MTA).  Subject to Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII of the MTA.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII of the MTA.  Nothing in this Section 7.01 shall limit any Person’s right to seek and obtain any equitable relief to which any such Person shall be entitled pursuant to Section 9.12 or to seek any remedy on account of allegations of fraud by any Person in connection with the transactions contemplated by this Agreement.

ARTICLE VIII
TERMINATION

Section 8.01         Termination.  This Agreement shall be terminated at any time prior to the CTP Closing in the event the MTA is terminated in accordance with Article VIII thereof.  This Agreement may be terminated by either party hereto at any time prior to the CTP Closing, by giving written notice of such termination to the other party if there has been a breach of any representation, warranty or covenant made by such other party in this Agreement (a) such that, (i) with respect to a breach by CTP, the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied if it remained uncured, and (ii) with respect to Buyer, the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied if it remained uncured, and (b) if such breach is curable, which is not cured within 20 days after the giving of written notice thereof; provided, however, that the party giving notice is not, itself, in material breach of its representations, warranties or covenants under this Agreement.

Section 8.02         Effect of Termination.  Any termination of this Agreement pursuant to Section 8.01 shall be effective immediately as of termination of the MTA in accordance with its terms or upon notice to CTP, as applicable.  In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)           as set forth in this Article VIII, the reimbursement and indemnification obligations of Buyer in Section 5.03(a), Section 5.08 and Article IX hereof; and

(b)           that nothing herein shall relieve any party hereto from liability for fraud or willful and material breach of any provision hereof.

CTP shall comply with the Company’s obligations and agreements in Section 8.03(b) of the MTA; provided that, Buyer has satisfied its obligations under Section 8.03 of the MTA.

ARTICLE IX
MISCELLANEOUS

Section 9.01         Expenses.  All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants shall be paid in accordance with Section 9.01 of the MTA.

Section 9.02         Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be given and effective in accordance with Section 9.02 of the MTA.  All notices to be delivered by or to CTP hereunder shall be effective if given by or to the Company in accordance with Section 9.02 of the MTA.

Section 9.03         Interpretation.  For purposes of this Agreement:  (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as in effect as of the date hereof, and any regulations promulgated thereunder.  References herein to “$” shall mean U.S. Dollars.  References made to CTP complying with the obligations under the MTA shall mean that CTP shall comply with the Company’s obligations under the MTA (including by causing its Subsidiaries to comply with such obligations) as if it were a party thereto, including obligations relating to CTP as a member of the Company Group.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedule and

Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  Any reference to documents or materials having been “provided to” or “made available to” (or words of similar import) Buyer by CTP shall be satisfied by the inclusion of such materials in the Data Room made accessible to Buyer in connection with the negotiation of this Agreement at least two Business Days prior to the date hereof.  The inclusion of any matter disclosed in any section of the Disclosure Schedule to this Agreement shall be deemed to be disclosed with respect to each other representation and warranty to which it relates without the necessity of repetitive disclosure or cross-reference, so long as the applicability of such disclosed matter to another section of the Disclosure Schedule is reasonably apparent on its face.  Inclusion of a matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by CTP, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement or of any obligation or liability to any third party.

Section 9.04         Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05         Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, Buyer and CTP shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06         Entire Agreement.  This Agreement and the Exhibits and the Disclosure Schedule hereto, together with the MTA and the Transaction Documents, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the provisions of this Agreement, the Exhibits, the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule) and the MTA, the provisions of the MTA will control.

Section 9.07         Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Buyer may assign any of its rights under this Agreement to any of its Affiliates (so long as the Buyer remains obligated hereunder) or to its lenders as collateral security or any acquirer of the Transportation Products Business without the consent of any other Parties hereto.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08         No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and the members of the Company Group and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09         Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by either party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10         Bulk Sales Law.  Buyer and CTP each hereby waive compliance by CTP with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.  CTP agrees to indemnify and hold Buyer harmless against any and all Losses incurred or suffered by Buyer or any of its Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws.

Section 9.11         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement, the Transaction Agreements, the transactions contemplated hereby and thereby and the legal relations between the parties hereto and thereto shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO OR THERETO MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO AND THERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11(c).

Section 9.12         Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that CTP shall not be entitled to seek specific performance of the obligation of Buyer to consummate the transactions contemplated by this Agreement and the only remedy of CTP for any such failure shall be the right to bring an action for payment of the Termination Fee.

Section 9.13         Counterparts; Delivery by Fax or E-Mail Attachment.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement, and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CARLISLE TRANSPORTATION PRODUCTS, INC.

By
Name:
Title:

CARLISLE INTANGIBLE COMPANY (subject to the limitations set forth in the Preamble)

By
Name:
Title:

CTP TRANSPORTATION PRODUCTS, LLC

By
Name:
Title:

[Signature Page to CTP APA]